Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Announces Board Changes and Initiatives to Enhance Stockholder Value

Randolph C. Read Appointed Non-Executive Chairman of the Board

Board of Directors is Overwhelmingly Re-elected at Shareholders Meeting

Board Approves up to $150 Million in Share Repurchases

Company Engages Cushman & Wakefield and Holiday Fenoglio Fowler to Sell Non-Core Assets

New York, New York, June 22, 2015 – New York REIT, Inc. (NYSE: NYRT) (“NYRT” or the “Company”), a publicly traded real estate investment trust, today announced that Randolph C. Read has been appointed Non-Executive Chairman of the Company’s Board of Directors (the “Board”), and the Board has been overwhelmingly re-elected at today’s shareholders meeting. Mr. Read, who has served as a director on the Board since December 2014, will succeed William M. Kahane, who will continue to serve as a director.

Concurrently, in line with its commitment to maximize long-term stockholder value, NYRT announced that the Board has authorized the Company to repurchase up to $150 million of the Company’s common stock. Additionally, the Board has authorized the engagement of Cushman & Wakefield and Holiday Fenoglio Fowler to sell certain of the Company’s non-core assets as part of the Company’s efforts to focus on high quality New York City real estate generating consistent, stable returns and providing significant long-term capital appreciation opportunities.

Michael Happel, Chief Executive Officer of NYRT explained, “The market has gained a better understanding of our Company as a result of our persistence in communicating our story and explaining our Company’s strengths. As recently as these past two weeks, we engaged in direct conversations with many of our largest stockholders at NAREIT. We augmented these discussions with a written investor presentation furnished as an exhibit to the 8-K filed with the SEC on June 9, 2015. That presentation highlighted our New York City focus, our high quality real estate portfolio, our strong prospects for earnings and asset growth, our solid balance sheet, and our attractive valuation. Management’s job is to continue to grow earnings, keep our buildings leased, invest capital accretively, and deliver long-term value to our stockholders. As we continue to deliver on these objectives, we believe we should be able to close the valuation difference between our current trading price and what management believes is our considerably higher net asset value.”

He continued, “Recognizing this gap in value, the Board has authorized the purchase of up to $150 million worth of common stock giving the Company a tool it may use when relative value differences between the Company’s share price versus the Company’s opinion of share value suggest an opportune time to repurchase shares. Additionally, the Company closely examined its portfolio of assets and, given robust market conditions, believes the time is right to pursue divestures of non-core assets to strengthen its focus on internal and external growth opportunities related to core assets.

“The actions announced today reflect our continuing commitment to enhance long-term stockholder value and to act in the best interests of our Company’s stockholders,” said Mr. Read, Non-Executive Chairman of the Board. “I participated with our management team in discussions of these measures at NAREIT, and the Company concurrently filed a presentation mapping its approach to maximizing long-term stockholder value. Many of our investors have reacted positively to our message. Let me add that I am honored to be appointed to the role of Chairman, and look forward to working with the rest of my colleagues on the Board during this exciting time for NYRT.”

“The appointment of Randy as Non-Executive Chairman further emphasizes NYRT’s continued commitment to the highest standards of corporate governance, commented Portia “Sue” Perrotty, an independent director of the Company and Chair of the Audit Committee. “I look forward to continuing to work with Randy and the other directors to further capitalize on the strengths of the Company’s platform and deliver long-term value to our stockholders. Additionally, I am pleased with the overwhelming shareholder vote in favor of our current directors.”

Share repurchases may be made from time to time in the open market or in privately negotiated transactions, at management’s discretion and in accordance with applicable securities laws. The timing of repurchases and the exact number of shares of common stock that may be repurchased will depend upon market conditions and other factors, including the availability of cash and compliance with the covenants in the Company’s debt documents. The Company expects to fund repurchases using excess cash from property sales, cash on hand, and cash generated from operations.

About Randolph Read

Randolph C. Read has been President and Chief Executive Officer of Nevada Strategic Credit Investments, LLC since 2009. From 2007 to 2009 Mr. Read served with The Greenspun Corporation, lastly as Executive Director and President, whose companies included its wholly owned subsidiary American Nevada Realty. Mr. Read has also previously served as President of a variety of other companies, including International Capital Markets Group, Inc. Mr. Read currently serves on the Board of Directors of American Realty Capital Healthcare Trust II, Inc. (as non-executive Chairman), Business Development Corporation of America, and the advisory board of the Flying Food Group. He has an M.B.A. in Finance from the Wharton Graduate School of the University of Pennsylvania and a B.S. from Tulane University.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE focused on acquiring income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on May 11, 2015. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel CEO and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations / Public Relations abackman@arlcap.com (212) 415-6500	Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600